EXHIBIT 10.3

October 31, 2014

SENT VIA EMAIL AND FEDEX

Mr. O’Connell Benjamin

Dear Ben:

By your signature below, you agree that Section 9.3(e) of your employment agreement with Authentidate Holding Corp. dated September 30, 2013, as amended by that certain letter agreement dated September 26, 2014 (collectively, the “Employment Agreement”), is hereby further modified so as to extend the time within which Authentidate and you must reach agreement on a renewal of your contract to avoid the automatic termination of your employment, to November 30, 2014. Section 9.3(e) as modified shall read as follows:

e. In the event the Company fails to notify the Employee in accordance with Section 8.2, or after notifying the Employee fails to reach an agreement on a new employment agreement prior to November 30, 2014, Employee’s employment shall terminate on November 30, 2014, and the Company shall pay the Employee the Severance Payment; Accrued Compensation, and the Continuation Benefits.

Except as expressly modified and superseded by this Amendment, the terms, covenants, representations, warranties and other provisions of the Employment Agreement are and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to “this Employment Agreement,” “this Agreement” and phrases of similar import, shall refer to the Employment Agreement, as amended hereby.

Very truly yours,

/s/ Charles C. Lucas

Charles C. Lucas,

Chairman, Management Resources and Compensation Committee

Agreed and accepted:

/s/ O’Connell Benjamin
O’Connell Benjamin